Exhibit 10.1
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Contrat de travail
Employment Agreement

ENTRE LES SOUSSIGNES :	BETWEEN THE UNDERSIGNED:

Vistaprint SARL,	Vistaprint SARL,
Société à responsabilité limitée, au capital social de 1.000 euros,	A limited liability company, with a share capital of 1,000 euros,

dont le siège social est situé 34, boulevard Haussmann - 75009 Paris, immatriculée au RCS de Paris sous le numéro 452 977 382. Représentée par Monsieur Robert Keane, Gérant.
whose registered office is located at 34, boulevard Haussmann - 75009 Paris, registered with the Commercial Registry of Paris under number 452 977 382.

Represented for the purposes hereof by Mr. Robert Keane, Managing Director.

Ci-après désignée « la Société »,	Hereafter referred to as “the Company”,

D’UNE PART,	OF THE FIRST PART,

ET	AND

Monsieur Ernst. J. Teunissen,	Mr. Ernst. J. Teunissen,
Demeurant 62, Domaine du Collet de Darbousson, 06560 Valbonne,	Residing at 62, Domaine du Collet de Darbousson, 06560 Valbonne,

Ci-après dénommé « Monsieur Teunissen»,	Hereafter referred to as “Mr. Teunissen”,

D’AUTRE PART.	OF THE SECOND PART.

IL A ETE CONVENU ET ARRETE CE QUI SUIT :	IT HAS BEEN AGREED AS FOLLOWS:

La Société engage Monsieur Teunissen, qui accepte, aux conditions générales prévues par la Convention Collective Nationale des Bureaux d’Etudes Techniques, Cabinets d’Ingénieurs Conseils et Sociétés de Conseils (« SYNTEC »), ainsi qu’aux conditions particulières définies ci-après, sous réserve du résultat de la visite médicale d’embauche et l’obtention de l’autorisation de travail appropriée.

The Company hereby employs Mr. Teunissen, who accepts, under the general conditions provided by the National Collective Bargaining Agreement of Consulting Firms (also called “SYNTEC”), and under the specific conditions defined hereinafter, subject to the results of the pre-hiring medical exam and obtaining the appropriate work permit.

La référence à cette Convention Collective ne l’est qu’à titre d’information et ne constitue pas un élément contractuel du présent contrat de travail comme le reconnaissent les parties par la signature des présentes.
The Company and Mr. Teunissen agree that the reference to this Collective Bargaining Agreement is made for information purposes only and is not part of the employment contract.

ARTICLE 1 - ATTRIBUTIONS DE FONCTIONS	ARTICLE 1 - JOB DESCRIPTION

Monsieur Teunissen est engagé par la Société en qualité de Vice-président - Stratégie, avec le statut Cadre, position 3.3, coefficient 270.	Mr. Teunissen is employed by the Company in the capacity of Vice President - Corporate Strategy, with Executive status, position 3.3, coefficient 270.

Dans le cadre des fonctions qui lui sont confiées, Monsieur Teunissen sera notamment chargé de mener la fonction stratégie de l’entreprise, incluant la responsabilité principale pour le process de stratégie

In the frame of the duties assigned to him/her, Mr. Teunissen will in particular be in charge of leading the corporate strategy function, including primary responsibility for the annual strategy process with the

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annuelle avec l’équipe “Global Executive”, le “Management Board” et le “Supervisory Board”, ainsi que prendre d’autres initiatives stratégiques clés.	Global Executive Team, Management Board and Supervisory Board, as well as leading other key strategic initiatives.

D’un point de vue opérationnel, Monsieur Teunissen devra rendre compte de son activité au “Chief Talent Officer” de Vistaprint.	From an operational standpoint, Mr. Teunissen shall report his activity to Vistaprint’s Chief Talent Officer.

Monsieur Teunissen devra exécuter ses tâches au mieux de ses capacités et devra respecter les politiques et procédures mises en place par la Société, telles que régulièrement actualisées.	Mr. Teunissen shall perform his duties to the best of his ability and shall abide by all Company’s policies and procedures, as amended on a regular basis.

ARTICLE 2 - LIBERTE D’ENGAGEMENT	ARTICLE 2 - FREEDOM OF EMPLOYMENT

Monsieur Teunissen déclare formellement n’être lié à aucune autre entreprise, avoir quitté son précédent employeur libre de tout engagement et n’être actuellement soumis à aucune clause de non-concurrence.

Mr. Teunissen formally declares that he is not bound to any other company, that he has left his previous employer free from all obligations and that he is not presently subject to any non-competition clause whatsoever.

Toute fausse déclaration sur ce point exposerait Monsieur Teunissen au paiement de dommages-intérêts, notamment en application de l’article L. 1237-3 du Code du Travail.	Any false statement in this respect would subject Mr. Teunissen to liability for damages, in particular pursuant to Article L. 1237-3 of the French Labor Code.

ARTICLE 3 - DUREE DU CONTRAT	ARTICLE 3 - DURATION OF AGREEMENT

Le présent contrat est conclu pour une durée indéterminée à compter du 5 octobre 2009.	This contract is entered into for an indefinite duration as from October 5, 2009

ARTICLE 4 - REMUNERATION	ARTICLE 4 - REMUNERATION

4.1     Monsieur Teunissen recevra, en rémunération de son activité, un salaire annuel brut de Deux Cent Mille Euros (200.000 €) qui lui sera payé en douze (12) mensualités, par chèque bancaire ou virement bancaire ou postal, à l’expiration de chaque période d’un mois.

Exceptionnellement, il est expressément convenu entre les parties que pendant les premières cinq (5) semaines de son emploi, à savoir du 5 octobre au 8 novembre inclus, le salaire mensuel de Monsieur Teunissen sera équivalent à 40% de son salaire brut mensuel normal afin de lui permettre de travailler à son rythme pendant cette période initiale de cinq (5) semaines.

4.2     Monsieur Teunissen est également éligible, pour l’exercice fiscal s’achevant au 30 juin 2010, à un bonus annuel d’un montant « cible » de Soixante Quinze Mille (75.000) Euros bruts dont le montant sera déterminé à 100% en fonction des résultats du groupe Vistaprint comparés au résultat par action (« EPS ») annuel et aux objectifs financiers déterminés discrétionnairement par le Conseil de Surveillance de Vistaprint N.V. et applicables aux autres salariés de Vistaprint.

4.1     Mr. Teunissen shall be paid, in remuneration for his activity, an annual gross fixed salary of Two Hundred Thousand Euros (€ 200,000) gross, which shall be paid to him in twelve (12) monthly installments by bank check or bank or postal transfer at the end of each month.

Exceptionally, it is expressly agreed between the parties that for the first five (5) weeks of his employment, Mr. Teunissen’s monthly salary will be equivalent to 40% of his normal gross monthly salary to take into account the fact that he will be allowed to work at his rhythm for that five (5) week period.

4.2     Mr. Teunissen is also eligible for an annual cash bonus with a target of Seventy Five Thousand (75,000) Euros gross for the fiscal year ended June 30, 2010, the amount of which will be based 100% on the performance and results of the Vistaprint group of companies as measured against annual EPS and revenue targets determined by the Supervisory Board of Vistaprint N.V. in its sole discretion and applicable to other Vistaprint employees.

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          Ce Bonus sera versé à Monsieur Teunissen trimestriellement et sera proratisé pour couvrir la partie de l’année fiscale au cours de laquelle Monsieur Teunissen sera employé par la Société.

Il est expressément convenu entre les parties que, la possibilité de percevoir ce bonus ne garantit pas pour autant son versement et Monsieur Teunissen pourrait recevoir un montant inférieur ou supérieur au montant « cible » selon les performances du groupe Vistaprint comparées à ces mesures.

4.3     Monsieur Teunissen recevra également un bonus exceptionnel de bienvenue d’un montant de Vingt-Cinq Mille (25.000) Euros bruts qui lui sera versé 60 jours après son premier jour de travail, sous réserve qu’il soit toujours salarié de la Société au moment de son paiement.

4.4     L’ensemble des éléments de rémunération susvisés fera l’objet de déductions au titre de la part salariale des cotisations de Sécurité Sociale, de retraite complémentaire et de prévoyance, d’assurance chômage, ainsi que de la C.S.G. et de la C.R.D.S.

4.5     Il est expressément convenu que toute autre prime ou gratification éventuellement allouée par la Société, ne fera pas partie de la rémunération et conservera son caractère de libéralité toujours révocable.

          This bonus is payable on a quarterly basis and will be pro rated to cover the portion of the fiscal year during which Mr. Teunissen is employed by the Company.

It is expressly agreed between the parties that, eligibility for this bonus does not guarantee payment, and Mr. Teunissen may receive more or less than target depending upon performance of the Vistaprint group against these metrics.

4.3     Mr. Teunissen will also receive a one-time signing bonus of Twenty Five Thousand (25,000) Euros gross, payable 60 days after his first day of employment, and conditional on him being employed at that time.

4.4     All the elements of remuneration cited above shall be subject to deduction of Mr. Teunissen share of social security, supplemental retirement, invalidity and death, and unemployment insurance contributions, and C.S.G. and C.R.D.S.

4.5     It is expressly agreed that any other premium or bonus that may be granted by the Company shall not be part of the remuneration and shall always remain a revocable grant.

ARTICLE 5 - LIEU DE TRAVAIL	ARTICLE 5 - PLACE OF WORK

Le lieu de travail de Monsieur Teunissen est fixé au siège social de la Société.	Mr. Teunissen’s place of work shall be set at the registered office.

Toutefois, il est expressément convenu et accepté que ce lieu de travail pourra être modifié et transféré en tout autre lieu en France (métropole et départements d’outre-mer).	However, it is expressly understood and agreed that this place of work may be modified and transferred to any other place in France (mainland and overseas departments).

Par ailleurs, il est expressément convenu et accepté que Monsieur Teunissen sera amené à effectuer, au titre des fonctions qui lui sont confiées par la Société, de fréquents déplacements tant en France qu’à l’étranger.
In addition, it is expressly understood and agreed that Mr. Teunissen will have to realize, in the framework of the duties assigned to him, frequent travels in France and abroad.

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ARTICLE 6 - TEMPS DE TRAVAIL	ARTICLE 6 - WORKING TIME

Il est expressément convenu et accepté que la rémunération de Monsieur Teunissen visée à l’article 4 ci-dessus, qui a été déterminée en considération de la nature spécifique des fonctions et de l’importance des responsabilités confiées à Monsieur Teunissen, restera indépendante du temps que ce dernier, qui dispose de la plus grande autonomie dans l’organisation de son temps de travail, consacrera de fait à l’exercice de celles-ci.

Au regard tant de sa rémunération que de l’importance de ses responsabilités, Monsieur Teunissen entre dans la catégorie des “Cadres dirigeants” au sens de l’article L. 3111-2 du Code du travail et ne sera donc pas soumis à l’essentiel de la réglementation sur la durée du travail.

It is expressly understood and agreed that Mr. Teunissen remuneration, as defined in Article 4 above, which was agreed upon in light of both the special nature of the functions assigned to him and the importance of his responsibilities, will remain independent of the time that Mr. Teunissen, who benefits from the largest autonomy in the organization of his work time, will devote to the performance of his functions.

In light of both his remuneration and the importance of his responsibilities, Mr. Teunissen shall be considered as a managing executive (“cadre dirigeant”) in accordance with the provisions of article L. 3111-2 of the French Labor code and therefore he will not be governed by most of the mandatory provisions on working hours.

ARTICLE 7 - FRAIS PROFESSIONNELS	ARTICLE 7 - BUSINESS EXPENSES

Les dépenses de voyage, frais d’hôtels, etc., ainsi que toutes les dépenses d’ordre professionnel seront remboursées à Monsieur Teunissen conformément à la politique de remboursement de frais en vigueur dans la Société au moment de l’engagement des dépenses. Le remboursement se fera au moins une fois par mois sur présentation d’une note de frais accompagnée des documents justificatifs.

Travel expenses, hotel expenses, etc., as well as all other professional expenses shall be reimbursed to Mr. Teunissen, in conformity with the Company’s expense reimbursement policy in force at the time the expenses have been made. The reimbursement of such expenses shall be made at least once per month, following submission of an expense report substantiated by receipts.

ARTICLE 8 - FRAIS DE SCOLARITE ET D’ INSTALLATION	ARTICLE 8 - EDUCATION FEE SUPPORT AND RELOCATION EXPENSES

Monsieur Teunissen recevra une allocation annuelle d’un montant de Trente Mille (30.000) Euros bruts, qui sera assujettie aux charges sociales. Cette allocation est destinée à participer aux frais de scolarité de ses enfants jusqu’à leurs études supérieures (non incluses) et sera versée à Monsieur Teunissen mensuellement. Le versement de cette allocation est conditionné au fait que les enfants de Monsieur Teunissen suivent leur scolarité dans une école privée en France.

Monsieur Teunissen recevra également exceptionnellement une somme de Vingt-Mille (20.000) Euros bruts qui lui sera versée en une fois afin de couvrir les frais d’inscription de ses enfants dans une école privée à Paris. Ce versement est conditionné à l’inscription des enfants de Monsieur Teunissen dans une école privée à Paris.

Mr. Teunissen will receive an annual stipend of Thirty Thousand (30,000) Euros gross, subject to statutory social charges. This stipend is towards the education fees for Mr. Teunissen’s children up to (not including) college, and will be paid on a monthly basis. Such allowance is conditional upon Mr. Teunissen’s children continuing to attend private school in France.

Mr. Teunissen will also receive a one-time payment of Twenty Thousand (20,000) Euros gross towards the one-time registration fee to enroll his children at a private school in Paris. This payment is conditional upon him enrolling his children in a private school in Paris.

Monsieur Teunissen recevra également une somme forfaitaire de Trente Mille (30.000) Euros bruts destinée à couvrir l’ensemble des frais que Monsieur Teunissen sera amené à exposer afin de s’installer à Paris avec son épouse et ses enfants, à savoir notamment, les frais correspondant à un voyage aller-retour dans le cadre de ses recherches d’un logement à Paris, le voyage pour lui, son épouse et ses enfants à Paris, les frais de déménagement, etc.

Mr. Teunissen will also receive a lump-sum payment equal to Thirty Thousand (30,000) Euros gross for all the relocation expenses to Paris that he will incur for him, his spouse and his children, i.e., in particular his transportation back and forth looking for housing, moving his family up to Paris, movement of his household goods, etc.

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ARTICLE 9 - CONGES PAYES	ARTICLE 9 - PAID VACATION

Monsieur Teunissen bénéficiera des congés payés prévus par la loi, dont l’époque sera déterminée par accord avec la Direction, compte tenu des nécessités du service.

Les congés acquis au titre d’une année de référence ne pourront être pris ou reportés au-delà du terme de l’année de référence suivante, sauf accord écrit de la Société.

Mr. Teunissen shall be entitled to paid vacation as provided by law, the period of which shall be determined by agreement with the Management, taking business requirements into account.

All earned and accrued vacation shall be taken no later than the year following the reference year in which it is accrued, except with the Company’s written permission.

ARTICLE 10 - MALADIE	ARTICLE 10 - SICKNESS

En cas d’incapacité de travail par suite de maladie ou d’accident, Monsieur Teunissen devra avertir la Société dès le début du premier jour ouvrable de son incapacité. En outre, Monsieur Teunissen sera tenu de justifier celle- ci en adressant ou en faisant remettre un certificat médical à la Société au plus tard dans les 48 heures de son absence.

In case of incapacity to work due to sickness or accident, Mr. Teunissen shall advise the Company as of the first working day of absence. In addition, Mr. Teunissen shall be obliged to justify his incapacity by submitting a medical certificate to the Company, at the latest within 48 hours of his absence.

ARTICLE 11 - CLAUSE DE NON-CONCURRENCE	ARTICLE 11 - NON COMPETITION

Au cas où le présent contrat viendrait à être rompu par l’une ou l’autre des parties, pour quelque cause que ce soit, Monsieur Teunissen s’interdit expressément d’entrer au service d’une entreprise fabriquant ou vendant des produits ou services susceptibles de concurrencer ceux de la Société, de créer en France pour son propre compte une entreprise du même genre ou d’y participer directement ou indirectement, en quelque qualité que ce soit.

In the event this agreement is terminated by either of the parties, for any reason whatsoever, Mr. Teunissen expressly undertakes not to enter the service of another firm manufacturing or selling products or services that could compete with those of the Company, to create in France for himself a firm of the same type or to participate directly or indirectly therein in any capacity.

A ce titre, Monsieur Teunissen s’interdit notamment, s’agissant de tout produit ou service susceptible de concurrencer les produits ou services de la Société, de prospecter la clientèle de la Société et de traiter avec toute personne physique ou morale qui aura été le client de la Société et avec lequel Monsieur Teunissen aura été en relation pendant les 12 mois précédant son départ effectif de la Société.

For this purpose, Mr. Teunissen undertakes, in particular, for any product or service that might compete with the Company’s products or services, not to visit or contact the Company’s clients or to deal with any individual or company that was a client of the Company and with whom Mr. Teunissen was in contact at any time during the 12 months preceding his actual departure from the Company.

Pour les besoins de la présente, les produits ou services suivants sont considérés comme susceptibles de concurrencer ceux de la Société : marketing personnalisé, services, produits promotionnels et d’identité pour les petites affaires et consommateurs, tels que les cartes de visite, cartes postales, brochures, signes et bannières, accueil de site Internet, services d’emails, vêtements, calendriers, albums photos, invitations et services de design créatif.

For the purposes hereof, the following products or services are considered as those which may compete with those of the Company: customized marketing, promotional and identity products and services for small businesses and consumers, such as business cards, post cards, brochures, signs and banners, website hosting and email services, clothing and apparel, calendars, photo books, invitations and creative design services.

Il est expressément convenu que l’exécution de la présente clause est limitée à une période d’un (1) an à compter de la date du départ effectif de Monsieur Teunissen de la Société, cette période pouvant être renouvelée une fois par la Société, et au secteur géographique suivant: France.

It is expressly agreed that this clause is limited to a period of one (1) year as from the date of the Mr. Teunissen’s actual departure from the Company, this period being renewable once by the Company, and to the following geographic sector: France.

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Pendant toute cette période de non-concurrence, la Société versera à Monsieur Teunissen une indemnité mensuelle brute égale à 1/3 de son salaire brut mensuel de base, étant entendu que cette indemnité sera assujettie aux contributions sociales.

During this period of non-competition, Mr. Teunissen will receive a monthly gross indemnity corresponding to 1/3rd of his gross base monthly salary, it being understood that this indemnity will be subject to social security contributions

Il est entendu qu’en toutes circonstances, la Société aura la possibilité soit de réduire la durée de la période d’application de la clause de non-concurrence, soit de renoncer à cette dernière, à condition toutefois d’en informer Monsieur Teunissen par lettre recommandée avec accusé de réception dans les quinze (15) jours suivant la notification de la rupture du contrat de travail.

It is agreed that, in any case, the Company shall be entitled to reduce the duration of the period of application of this non-competition clause, or to waive this clause, provided however that it informs Mr. Teunissen thereof by registered letter with return receipt requested within the fifteen (15) days following the notification of the termination of the employment agreement.

Compte tenu de l’extrême sensibilité des connaissances et informations techniques et commerciales auxquelles Monsieur Teunissen a accès dans l’exercice de ses fonctions dans le cadre du présent contrat, et de la nature excessivement concurrentielle et sensible des activités de la Société, les parties conviennent expressément de la nécessité d’une clause de non-concurrence pour protéger les intérêts légitimes de la Société. En outre, Monsieur Teunissen reconnaît que, compte tenu de sa formation, cette clause ne porte pas atteinte à sa capacité à retrouver un nouvel emploi.

Given the extreme sensitiveness of the know-how and technical and commercial information to which Mr. Teunissen has access in the framework of his functions and the extremely competitive nature of the Company’s activities, the parties expressly agree on the necessity of this non-compete obligation in order to protect the Company’s legitimate interests. Moreover, Mr. Teunissen understands that, in light of his training, this provision does not hinder his capacity to find a new position.

ARTICLE 12 - EXCLUSIVITE	ARTICLE 12 - EXCLUSIVITY

Monsieur Teunissen s’engage à consacrer tout son temps de travail et tous ses efforts au profit exclusif de la Société, et ne pourra donc exercer une autre activité professionnelle pendant la durée du présent contrat, sauf accord préalable exprès et écrit d’un représentant légal de la Société.

Mr. Teunissen undertakes to devote all his work time and effort for the exclusive benefit of the Company and he may therefore not exercise any other professional activity throughout the duration of this contract without the prior written express approval of a legal representative of the Company.

ARTICLE 13 - CONFIDENTIALITE	ARTICLE 13 - CONFIDENTIALITY

Monsieur Teunissen ne pourra, ni pendant la durée de son emploi, ni postérieurement à la rupture de son contrat de travail, donner, procurer ou fournir, de quelque manière que ce soit, à une personne, firme, association ou société, le nom ou l’adresse de l’un quelconque des clients de la Société, ainsi que tout secret de la profession ou tout renseignement confidentiel concernant les activités de la Société, ses clients ou les membres de son personnel, sauf avec l’autorisation écrite d’un représentant de la Société.

Mr. Teunissen shall not, directly or indirectly, either during the period of his employment or after the termination of his employment contract, give, procure or supply, in any manner whatsoever, to any person, firm, association or company, the name or address of any client of the Company, or any trade secret or confidential information concerning the business of the Company, its customers, and its personnel, except with the written authorization of a representative of the Company.

ARTICLE 14 - NON-SOLLICITATION	ARTICLE 14 - NON-SOLICITATION UNDERTAKING

Monsieur Teunissen s’interdit, pendant une période d’un (1) an à compter de la date de son départ effectif de la	Mr. Teunissen undertakes, for a period of one (1) year as from the date of his actual departure from the Company:
Société :

- de proposer un emploi à toute personne qui était, au moment de ce départ effectif ou au cours des six (6) mois précédents, un salarié de la Société, ou de tenter, par quelque moyen	- not to propose to any person who was, at the time of Mr. Teunissen actual departure or during the six (6) months preceding his departure, an employee of the Company, or to attempt by any

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que ce soit, directement ou indirectement, de persuader ou d’inciter cette personne à accepter un autre emploi ou à quitter la Société ;	means, directly or indirectly, to persuade or incite this person to accept another employment or to leave the Company;
-     d’embaucher, ou de faire embaucher par un tiers avec qui Monsieur Teunissen est en relations d’affaires, toute personne qui était, au moment de ce départ effectif ou au cours des six (6) mois précédents, un salarié de la Société.

-     not to hire any person who was an employee of the Company, at the time of Mr. Teunissen actual departure or during the six (6) mois preceding this departure, or to have him/her hired by a third party with whom Mr. Teunissen has business relations.

ARTICLE 15 - CLAUSE PENALE	ARTICLE 15 - PENALTY CLAUSE

Toute infraction aux interdictions stipulées aux articles 11 (non-concurrence), 12 (exclusivité), 13 (confidentialité) et 14 (non-sollicitation) ci-dessus sera sanctionnée par le paiement d’une indemnité au moins égale aux rémunérations perçues par Monsieur Teunissen pendant les six (6) derniers mois de l’existence du présent contrat, la Société se réservant le droit de prouver un préjudice supérieur et d’obtenir cessation du trouble et réparation par toutes voies et moyens de droit.

Any violation of the provisions stipulated in articles 11 (non-competition), 12 (exclusivity), 13 (confidentiality) and 14 (non-solicitation) above shall be sanctioned by the payment of an indemnity at least equal to the remuneration received by Mr. Teunissen during the last six (6) months of the existence of this contract, although the Company reserves the right to prove a greater prejudice and to obtain the cessation of the violation and due compensation by all legal means.

ARTICLE 16 - PROPRIETE INTELLECTUELLE	ARTICLE 16 - INTELLECTUAL PROPERTY

(i) Inventions :	(i) Inventions:

Conformément aux dispositions de l’article L. 611-7 du Code de la Propriété Intellectuelle, Monsieur Teunissen reconnaît que sont de plein droit la propriété de la Société toutes les inventions faites dans le cadre d’un contrat de travail stipulant une « mission inventive » qui correspond aux fonctions réelles de Monsieur Teunissen, ou dans le cadre d’études ou de recherches qui lui ont été spécifiquement confiées (« Invention de Mission »).

In accordance with the provisions of article L. 611-7 of the Intellectual Property Code, Mr. Teunissen acknowledges that the inventions made within the context of an employment contract which provides for an “inventive mission” which corresponds to Mr. Teunissen’s actual duties, or, as part of studies or research which have been specifically entrusted to Mr. Teunissen, belong to the Company as of right (“Inventions of Mission”).

Conformément à l’article L. 611-7 du Code de la Propriété Intellectuelle qui stipule que le salarié auteur d’une Invention de Mission bénéficie d’une rémunération supplémentaire, Monsieur Teunissen reconnaît que la rémunération supplémentaire éventuellement versée, sera calculée comme suit.

In accordance with the provisions of article L. 611-7 of the Intellectual Property Code, which provides that the employee is entitled to receive an additional remuneration for the Inventions of Mission, Mr. Teunissen agrees that such additional remuneration, if any, will be determined in the following manner.

La Société versera à Monsieur Teunissen une rémunération supplémentaire uniquement dans la mesure où Monsieur Teunissen aurait contribué personnellement à la mise au point d’une Invention de Mission. Cette rémunération supplémentaire sera déterminée par la Société.

The Company will pay Mr. Teunissen an additional remuneration only to the extent Mr. Teunissen personally contributed to the inventive process which led to the perfection of the Invention of Mission. Such additional remuneration shall be determined by the Company.

Monsieur Teunissen reconnaît également que pour toutes les autres inventions faites (i) dans l’exécution de ses fonctions, (ii) dans le domaine d’activité de la Société ou (iii) en utilisant un savoir, des technologies ou des moyens propres à la Société, ou des informations procurées par elle, la Société est en droit de se faire attribuer la propriété du brevet protégeant l’invention ou peut décider d’obtenir une licence sur tout ou partie des

Mr. Teunissen further acknowledges that for all the other inventions created either (i) in the performance of Mr. Teunissen duties, (ii) in the field of activity of the Company, or (iii) by using knowledge or technologies or specific methods of the Company or information acquired by the Company, the Company is entitled to have assigned the ownership of the patent protecting the invention or can decide to obtain a license to all or parts

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droits attachés au brevet protégeant l’invention.	of the rights in the patent protecting the invention.

Conformément aux dispositions des articles R. 611-1 et suivants du Code de la Propriété Intellectuelle, Monsieur Teunissen s’engage à informer rapidement la Société de toute invention réalisée pendant son contrat de travail.

In accordance with the provisions of articles R. 611-1 and seq. of the Intellectual Property Code, Mr. Teunissen must promptly inform the Company of any invention made during Mr. Teunissen’s employment contract.

(ii) Droit d’auteur :	(ii) Author’s rights:

Monsieur Teunissen s’engage à informer la Société, rapidement, dans le détail et par écrit, de toute œuvre qu’il pourrait créer seul ou avec d’autres auteurs dans le cadre de son contrat de travail, et notamment les dessins, marques, logos, croquis, modèles, maquettes, articles, études, rapports, et documents (ci-après les “Œuvres”).

Mr. Teunissen undertakes to disclose to the Company promptly, fully and in writing, any work that Mr. Teunissen may solely or jointly create, in the performance of Mr. Teunissen’s employment contract, and notably (but without limitation) drawings, trademarks, logos, sketches, models, designs, articles, studies, reports, documentation (hereafter the “Works”).

Les Œuvres sont des “Œuvres collectives”, propriété de la Société car elles sont créés à l’initiative de la Société, sous sa direction et son nom.	The Works qualify as “Collective work” owned by the Company as they are created at the initiative of the Company, under its direction and name.

Si cela s’avère nécessaire pour la titularité des Œuvres par la Société, Monsieur Teunissen cède à la Société ou à son mandataire, en contrepartie d’une somme incluse dans son salaire ses droits de reproduction sur tout support analogique ou numérique, sous toutes formes et tous formats (connus à la date de signature du présent contrat ou découverts ultérieurement), de représentation par tous procédés (connus à la date de signature du présent contrat ou découverts ultérieurement), de distribution, de location, de prêt et de vente, ainsi que d’adaptation de ces Œuvres. Les supports et procédés incluent notamment tout moyen de communication, direct ou indirect, spatial ou terrestre, par satellite, par câblage ou par voie hertzienne, et tout réseau avec ou sans fil, dont notamment sur Internet.

For the avoidance of doubt regarding the ownership of the Works by the Company, Mr. Teunissen hereby assigns to the Company, or its designee, in consideration of a sum already included in Mr. Teunissen’s salary, Mr. Teunissen’s rights of reproduction on any analogical or digital media, in any forms and formats (whether known at the execution date of this Agreement or to be discovered in the future), of communication to the public by any processes (whether known at the execution date of this Agreement or to be discovered in the future), of distribution, rental, loan and sale, and of adaptation on these Works. Media and processes shall include without limitation, any means of communication, direct or indirect, spatial or terrestrial, by satellite, cable, or over the air and any wired or wireless network including the Internet.

Cette cession intervient au fur et à mesure de la création des œuvres et vaut pour le monde entier et pour la durée des droits d’auteur, y compris toute prorogation légale, quelle qu’en soit la raison.
This assignment occurs as soon as the Works are created and is valid for the entire world and for the duration of the author’s rights, including any legal prorogation for whatever reason.

(iii) Logiciels :	(iii) Software:

Monsieur Teunissen s’engage à informer la Société, rapidement, dans le détail et par écrit, de tout logiciel qu’il pourrait créer, seul ou avec d’autres auteurs, dans le cadre de son contrat de travail.

Mr. Teunissen undertakes to disclose to the Company promptly, fully and in writing, any software program, that Mr. Teunissen may solely or jointly create, in the performance of Mr. Teunissen’s employment contract.

Monsieur Teunissen reconnaît que les droits d’auteurs sur les logiciels sont dévolus de plein droit à la Société, conformément à l’article L. 113-9 du Code de la Propriété Intellectuelle.	Mr. Teunissen acknowledges that the author’s rights to software programs belong as a matter of law to the Company, pursuant to Article L. 113-9 of the Intellectual Property Code.

PROJET

(iv) Savoir-faire :	(iv) Know-how:

Monsieur Teunissen s’engage à faire connaître rapidement à la Société tout savoir-faire, y compris notamment toutes innovations techniques, découvertes, inventions, modèles, formules, tests, données, procédés, méthodes de production, améliorations, qu’ils soient ou non brevetables, protégeables par le droit d’auteur ou le droit des marques.

Mr. Teunissen agrees to disclose promptly to the Company any know-how, including without limitation technical innovations, discoveries, inventions, designs, formulae, tests, performance data, processes, production methods, improvements and the like, whether patentable, copyrightable, or subject to trademark.

Monsieur Teunissen reconnaît que ce savoir-faire sera la propriété exclusive de la Société et constitue une information confidentielle couverte par l’obligation de confidentialité à laquelle il est soumis dans le cadre du présent contrat.

Mr. Teunissen agrees that this know-how shall be owned exclusively by the Company and is considered confidential information covered by Mr. Teunissen confidentiality obligation set forth in this Agreement.

(v) Engagement complémentaire	(v) Additional undertakings

Monsieur Teunissen s’engage également à signer tous documents et à prendre tous les actes complémentaires demandés par la Société afin de donner son plein effet à cette cession, pendant ou après l’emploi de Monsieur Teunissen et, en particulier, à conclure un contrat de cession spécifique pour chaque œuvre, dès sa création.

Mr. Teunissen further undertakes to execute all documents and take all additional actions as may be requested by the Company to give full and proper effect to such assignment, whether during or after the term of Mr. Teunissen’s employment, and particularly to enter into a specific assignment agreement for each work, as soon as such work is created.

ARTICLE 17 - RESILIATION DU CONTRAT	ARTICLE 17 - TERMINATION OF CONTRACT

En cas de résiliation ou de suspension du présent contrat pour quelque raison que ce soit (démission, licenciement, départ en retraite, congé-maladie, etc.), Monsieur Teunissen remettra à la Société, lors de son départ de la Société, tout document ou matériel appartenant à la Société.

In case of termination or suspension of this contract for whatsoever reason (resignation, dismissal, retirement, sick leave, etc.), Mr. Teunissen shall return to the Company upon his leaving the Company any documents or equipment belonging to the Company.

ARTICLE 18 - LOI APPLICABLE - TRIBUNAUX COMPETENTS	ARTICLE 18 - GOVERNING LAW - COMPETENT COURTS

Le présent contrat est soumis à la loi française, tant pour son exécution que pour sa résiliation, et tout litige s’y rapportant sera de la compétence exclusive des tribunaux français.	This contract is governed by French law, both with respect to its performance and its termination. Any dispute relating hereto shall be subject to the exclusive jurisdiction of the French courts.

PROJET

ARTICLE 19 - LANGUE	ARTICLE 19 - LANGUAGE

La version définitive du présent contrat qui lie les parties est la version française, la version anglaise de ce contrat n’étant fournie qu’à titre d’information. En cas de contradiction entre les versions française et anglaise, la version française prévaudra.

The definitive version of this Agreement that binds the parties is the French language version, the English version being provided for information purposes only. In the event of a contradiction between the two versions, the French version shall prevail.

ARTICLE 20 - ACCORDS ANTERIEURS	ARTICLE 20 - PREVIOUS AGREEMENTS

Le présent contrat annule et remplace les dispositions écrites ou verbales antérieures figurant dans tous contrats ou engagements conclus entre les Parties ou entre la Salariée et toute autre société du même groupe.
This contract invalidates and replaces any previous, written or verbal, contracts and undertakings existing between the Parties or between the Employee and any other company within the same group.

En double exemplaire1 / Signed in duplicate[2]	Fait à / In Paris,
Le / On 7 December 2009.

Lu et apprové, bon pour accord	Lu et apprové, bon pour accord

/s/Robert Keane	/s/Ernst J. Teunissen

Pour la Société / For the Company,	Ernst J. Teunissen
Robert Keane, Gérant

[1]	Chaque page doit être paraphée et les signatures ci-dessus doivent être précédées de la mention manuscrite suivante :

«	Lu et approuvé, bon pour accord ».

[2]	Each page must be initialized and on the last page the above signatures must be preceded by the following handwritten words:
“read and approved, valid for an employment contract”.